EXHIBIT 21

            Subsidiaries of the Registrant     Jurisdiction of
                                                 Incorporation

            Spyglass International, Inc.       Delaware
            SurfWatch Software, Inc.           California
            Stonehand Inc.                     Massachusetts
            OS Technologies Corporation        Massachusetts
            Spyglass Europe Ltd.               Delaware
            AllPen Software, Inc.              California
            Spyglass DSIC, Inc.                Delaware